Exhibit 10.27

AMENDMENT 2003-2 TO
THE TITAN CORPORATION
DEFERRED COMPENSATION PLAN

The Chief Executive Officer of the Titan Corporation hereby adopts the following amendment to the Titan Corporation Deferred Compensation Plan (the “Plan”):

1.  Section 4.5 of the Plan is hereby amended in its entirety to read as follows effective November 1, 2003:

“4.5                           Distribution Upon a Change in Control. Notwithstanding any other provision of the Plan, if there is a Change in Control, no deferrals will be made under the Plan with respect to periods following the Change in Control and all vested Account Balances under the Plan shall immediately be distributed or commence to be distributed in accordance with this Section 4.5.  For purposes of this Section 4.5, the vested account balance of a Participant who is an active Employee of the Company on the date of the Change in Control will be determined: (a)  by crediting the Participant with a Year of Service for the year of employment in which the Change in Control occurs; and (b) without applying the provision that a Participant must be employed on the last day of the Plan Year to avoid forfeiture of the Annual Company Matching Amount and attributable earnings for the Plan Year in which the Participant terminates employment with the Company.  On or before December 31 of the calendar year preceding the calendar year in which the Change in Control occurs and prior to the satisfaction of all shareholder approval and all regulatory approval requirements that may be applicable to such Change in Control or such earlier date as the Committee shall designate, a Participant whose vested Account Balance exceeds $25,000 as of the September 30 preceding the last day on which such election could be made can elect whether the Participant’s vested Account Balance will be paid: (a) in a single lump sum; or (b) pursuant to the Annual Installment Method over five years.   The vested Account Balance of any Participant not described in the prior sentence will be paid automatically in a single lump sum.  If a Participant who is entitled to make an election fails to do so, the Participant’s vested Account Balance will be paid in a single lump sum.  If the Participant has made an alternative distribution election pursuant to any other provision of the Plan but has not commenced to receive distributions as of the date of the Change in Control, such election shall be void and shall have no force or effect.  If, as of the date of the Change in Control, a Participant has commenced to receive distributions under the Plan under an Annual Installment Method with more than five years of installments remaining to be paid at the time of the Change in Control, the Participant’s unpaid vested Account Balance as of the Change in Control will thereafter be paid pursuant to the Annual Installment Method over five years determined from the date of the Change in Control.”

IN WITNESS WHEREOF, the Chief Executive Officer of the Titan Corporation has caused this amendment to be executed this 22nd day of December 2003.

The Titan Corporation

By:	/s/ Gene W. Ray
Chief Executive Officer